Midland Loan Services

March 12, 2002

Attn: Corporate Trust Department Via UPS

Wells Fargo Bank Minnesota, N.A. (410) 884-2000

11000 Broken Land Parkway

Columbia, MD

USA 21044-3562

Salomon Brothers Mortgage Securities VII, Inc., Commercial Mortgage Pass

Through Certificates, Series 2000-C3

Pooling and Servicing Agreement

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii)to the best of the undersigned's knowledge. on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body-which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.

Charles J. Sipple 3/16/02

Charles .Sip Date

Executive Vice President

cc:

Ms. Cynthia Reis

LaSalle Bank National Association

ABS Trust Services Group

135 South LaSalle Street, Suite 1625

Chicago, IL 60603

A PNC Real Estate Finance Company

210 West 10th Street Kansas City Miissouri 64105

www..midlandls.com 816-435-5000 816-435-2326